EXHIBIT 99.1

Jones Soda Reports Fourth Quarter and Full Year 2023 Results

– The Company Remains Well Positioned to Capitalize on Growth Opportunities in 2024 and Beyond –

SEATTLE, March 14, 2024 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), a beverage innovation company focused on developing, marketing and distributing cutting edge consumer drink and wellness products and a leading brand in the cannabis infused beverage category space, announced its financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Financial Summary vs. Year-Ago Quarter

  Revenue was $3.5 million compared to $3.7 million. The fourth quarter of 2023 included approximately $438,000 in revenue from the Company’s Mary Jones cannabis business compared to approximately $239,000 in the fourth quarter of 2022.
  Gross profit as a percentage of revenue was 19.5% compared to 24.8%.
  Net loss improved to $1.5 million, or $(0.02) per share, compared to a net loss of $1.6 million, or $(0.02) per share.
  Adjusted EBITDA1 was $(1.4) million compared to $(1.3) million.

Full Year 2023 Financial Summary vs. Prior Year

  Revenue was $16.7 million compared to $19.1 million. Full year 2023 included approximately $1.2 million in revenue from the Company’s Mary Jones cannabis business compared to approximately $353,000 in full year 2022.
  Gross profit as a percentage of revenue increased 220 basis points to 29.1% compared to 26.9%.
  Net loss improved to $4.9 million, or $(0.05) per share, compared to a net loss of $6.4 million, or $(0.07) per share.
  Adjusted EBITDA improved to $(4.1) million compared to $(4.6) million.

2024 Activity Update

Jones Soda

  Created a new growth team led by Jerry Goldner focused on growing our Mary Jones brands (Regulated and HD9), our brands in the food service industry, our product offerings in Canada and our products sold in convenience stores.
  Launched a new food service division led by Victor Petrone that has so far engaged new distribution partners, including Dot Foods, Green Nature, and Ignite Brand Advisors, and has added Kona Grill and STK as new retailers carrying our products.
  Transitioned to Dot Foods Canada as a new distribution partner and North South as a new beverage broker in the Canadian market.
  Launched Nuka Cola with Amazon Prime Video, Kilter Films and Bethesda Game Studio in preparation for the Fallout television series.
  Transitioned to a new operations team led by Eric Bittner that is intended to support growth and innovation plans.
  Announced that Spiked Jones is in production in Seattle with Locust Cider and is expected to launch with a key retailer in April.

Mary Jones Products

  According to our sources in Washington, Mary Jones brands Mary Jones Berry Lemonade and Mary Jones Root Beer were the top selling cannabis beverages in Washington in the last several months.
  Mary Jones successfully launched in Canada with Tilray as partner.
  Mary Jones Hemp Derived Delta9 THC beverages launched online through new e-commerce focused website and expanding into key markets.
  Mary Jones Fizzy Tabs launched in California this week, extending our beverage line into edibles.

Management Commentary

“During the fourth quarter, we experienced headwinds in our foodservice and grocery channels from a revenue perspective and our gross margins were negatively impacted by a one-time inventory write-off, which led to less-than-ideal top-line financial results to close out the year, however, I believe we continued to make progress towards positioning Jones Soda for exciting long-term growth opportunities,” said David Knight, President and CEO of Jones Soda. Revenues from our Mary Jones cannabis products more than doubled during the fourth quarter on both a sequential and year-over-year basis as we continued to expand our geographies and introduced new products, and we maintained strict cost discipline with our operating expenses, which allowed us to reduce our net loss.

“As we move into 2024, I’m highly encouraged by the growth opportunities at hand. We are transitioning the Company from a soda company to a beverage company. We have created a new foodservice division led by a market veteran and announced several partnerships that we believe will significantly improve the sales results for this channel going forward. We recently announced our expansion into the ready-to-drink malt beverage space with Spiked Jones in the Pacific Northwest, and our innovation team is working on developing additional new beverage products. Mary Jones has continued to expand its product offerings with the introduction of Hemp Delta-9 and expanded internationally into the Canadian regulated market.

“I would also like to thank Eric Chastain, our veteran COO, for his 22 years of service and the legacy he has built on Jones Soda. Eric has decided to step aside and take a well-deserved break. We welcome Eric Bittner to the team as our new COO. He is a seasoned beverage operator with time at PepsiCo, Keurig Dr Pepper, Niagara Bottling and Fever Tree. I am excited to have him on board to help drive growth into new categories, gain scale and improve margins.

“Overall, I believe the future remains bright here at Jones Soda. We see ample growth opportunities for our core soda business, our Mary Jones business and extensions into adjacent beverage categories as we transition to a beverage company. We believe we have set the stage for growth in 2024 and are now working hard to capitalize on these opportunities. Overall, we are making progress towards our long-term strategic goals that we believe will unlock significant shareholder value. We believe we are off to a great start so far in 2024, and we look forward to what the year will bring.”

Fourth Quarter 2023 Financial Results

Revenue in the fourth quarter of 2023 was $3.5 million compared to $3.7 million in the prior year period. The decline in revenue was primarily attributable to a decrease in sales in the Company’s food service and grocery channels.

The Company’s cannabis brand, Mary Jones, generated approximately $438,000 in revenue in the fourth quarter of 2023 compared to approximately $220,000 in revenue in the third quarter of 2023 and approximately $239,000 revenue in the fourth quarter of 2022.

Gross profit as a percentage of revenue was 19.5% for the fourth quarter of 2023 compared to 24.8% in the year-ago period. This decline was primarily driven by a one-time inventory write-off associated with the Company’s Lemoncocco product line.

Total operating expenses in the fourth quarter of 2023 improved to $2.1 million compared to $2.6 million in the year-ago period primarily as a result of non-cash stock consideration paid by the Company in connection with sponsorship agreements entered into by the Company during 2022 that did not occur again in 2023.

Net loss for the fourth quarter of 2023 improved to $1.5 million, or $(0.02) per share, compared to a net loss of $1.6 million, or $(0.02) per share, in the fourth quarter of 2022. The improvement in net loss was primarily attributable to the decrease in total operating expenses.

Adjusted EBITDA1 was $(1.4) million in the fourth quarter of 2023 compared to $(1.3) million in the fourth quarter of 2022.

Full Year 2023 Financial Results

Revenue in 2023 was $16.7 million compared to $19.1 million in the prior year period. The decline in revenue was primarily attributable to a decline in the Company’s food service channel and decreased sales velocity within its grocery channel during the second half of the year.

The Company’s cannabis brand, Mary Jones, generated approximately $1.2 million in revenue in 2023 compared to approximately $353,000 in revenue in 2022.

Gross profit as a percentage of revenue increased 220 basis points to 29.1% for 2023 compared to 26.9% in the prior year period. This increase was primarily driven by continued enhancements in the Company’s supply chain to better manage raw material costs, along with continued strategic pricing adjustments.

The Company reduced total operating expenses throughout the year primarily due to less general business start-up costs and up-front marketing costs associated with the development of the Company’s Mary Jones brand in 2023 compared to 2022.

Net loss for 2023 improved to $4.9 million, or $(0.05) per share, compared to a net loss of $6.4 million, or $(0.07) per share, in 2022. The improvement in net loss was primarily attributable to the expansion in gross profit margin and a decrease in total operating expenses.

Adjusted EBITDA1 improved to $(4.1) million in 2023 compared to $(4.6) million in 2022, mostly as a result of the aforementioned gross profit margin expansion and lower total operating expenses.

At December 31, 2023, cash and cash equivalents totaled $3.9 million compared to $5.2 million at September 30, 2023, and $8.0 million at December 31, 2022.

2024 Activity Update

CEO David Knight provided the following update regarding the Company’s growth initiatives in 2024:

“We believe the Company is gearing up for growth in 2024, supported by organizational leadership changes as well as an exciting road map of product innovation and news for both Jones Soda and Mary Jones.

“Jerry Goldner joined the organization to lead the new growth team. This team is focused on our key 2024 growth opportunities, including food service, Mary Jones, the convenience channel, and innovation. Our food service team is led by Victor Petrone, and we have secured the necessary distribution infrastructure through DOT Foods and Green Nature.

“Eric Bittner has recently joined the Jones Company as our new COO and will lead the operations and product development agenda going forward. Mary Money has also joined the team as the Director of New Product Development and Commercialization. Both are seasoned executives with deep beverage and consumer packaged goods experience.

“Loic Tomei has been promoted to General Manager Canada and is leading our new go-to-market strategy in Canada. We have transitioned into a new broker system with North South and Dot Foods Canada as our product delivery pipeline. We believe we will see revenue and margin upside in Canada in 2024 and beyond.

“In the first quarter of 2024, we began to implement our 2024 innovation and channel development plan. During this quarter, we launched Nuka Cola Victory, a collaboration with Amazon Prime Video, Kilter Films and Bethesda Game Studio. Nuka Cola Victory is from the universe of the video game Fallout, and the product supports the streaming series launching in early April on Prime Video. Bottlecaps are the currency in the post-apocalyptic wasteland, and our unique bottlecaps on Nuka Cola Victory can be traded for gear in our Caps4Gear website. The product sold out at both Amazon and our Company’s e-comm platform within 15 minutes of its initial release, and a restock also sold out immediately. As this is one of our rotational flavors in our special release program, we are focused on distributing this product in key retailers around the country.

“Another exciting initiative for Jones is the launch of Spiked Jones in the Pacific Northwest starting in our hometown of Seattle. We have four great flavors being launched in 12oz and 19.2oz cans. There has been an exciting response to this new launch, and we have secured distribution with key retailers in Washington. The first production is expected to roll off them line next week and is designed to deliver on the Company’s promise of great taste.

“Moving to Mary Jones, we are seeing increased revenue opportunities in 2024 as we expand our geographies and product lines. Our Washington launch has been a great success, and Mary Jones Berry Lemonade and Mary Jones Root Beer were, according to our sources in Washington, the top selling cannabis beverages in the state during the past 4-week period. In California, we launched our Fizzy Tabs this week. Our launch in Canada with our partner Tilray is also off to a great start, and we have had to accelerate the production of our next load of inventory. We are planning the extension into the other provinces based on our early success.

“I believe another key driver of our expected growth in 2024 is the development of Mary Jones products in the hemp derived Delta 9 THC beverage category. This is a new and developing category across the country and we believe the Company is well primed to emerge as one of the market leaders. Our new e-commerce platform is up and running and our online sales are a month in, and we are off to a great start. Check out gomaryjones.com.

“Overall, I am really proud of the team at Jones Soda. We have started the transition from a craft soda company to a beverage corporation. Our new leadership is focused on growth through innovation and new channels, as well as driving scale and margin improvement. We are off to an exciting start in 2024!”

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the fourth quarter and full year ended December 31, 2023. Management’s remarks will be followed by a live question-and-answer period. Investors and analysts are encouraged to dial into the call with any questions they would like management to address.

Date: Thursday, March 14, 2024
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-0784
International dial-in number: 1-201-689-8560
Conference ID: 13744443

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through March 21, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13744443

Presentation of Non-GAAP Information
This press release contains disclosure of the Company's Adjusted EBITDA which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which management evaluates the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.
Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a subsidiary dedicated to cannabis products. The company markets and distributes premium craft sodas under the Jones® Soda brand, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future;; the Company’s ability to continue to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) on March 29, 2023 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Company Contact:
David Knight
President and CEO
1-206-624-3357

Investor Relations Contact:
Cody Cree
Gateway Group, Inc.
1-949-574-3860
JSDA@gateway-grp.com

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)
	December 31, 2023	December 31, 2022
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$3,867	$7,971
Accounts receivable, net of allowance of $260 and $110, respectively	2,118	3,170
Inventory	2,392	2,621
Prefunded insurance premiums from financing	357	612
Prepaid expenses and other current assets	861	601
Total current assets	9,595	14,975
Other assets	174	-
Fixed assets, net of accumulated depreciation of $366 and $309, respectively	137	127
Total assets	$9,906	$15,102
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$716	$1,069
Accrued expenses	1,283	1,644
Insurance premium financing	357	612
Taxes payable	-	10
Total current liabilities	2,356	3,335
Total liabilities	2,356	3,335
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 issued and outstanding shares — 101,258,135 shares and 100,263,135 shares, respectively	90,273	89,680
Accumulated other comprehensive income	331	287
Accumulated deficit	(83,054)	(78,200)
Total shareholders’ equity	7,550	11,767
Total liabilities and shareholders’ equity	$9,906	$15,102

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)
	Three months ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Revenue	$3,496	$3,741	$16,669	$19,085
Cost of goods sold	2,815	2,813	11,814	13,942
Gross profit	681	928	4,855	5,143
Gross profit %	19.5%	24.8%	29.1%	26.9%

Operating expenses:
Selling and marketing	1,112	1,238	4,378	4,965
General and administrative	1,121	1,391	5,355	6,271
	2,233	2,629	9,733	11,236
Loss from operations	(1,552)	(1,701)	(4,878)	(6,093)
Interest income	14	1	52	6
Interest expense	-	-	-	(377)
Other income (expense), net	8	77	5	88
Loss before income taxes	(1,530)	(1,623)	(4,821)	(6,376)
Income tax expense, net	(3)	(4)	(33)	(28)
Net loss	$(1,533)	$(1,627)	$(4,854)	$(6,404)

Net loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.05)	$(0.07)
Weighted average common shares outstanding - basic and diluted	101,258,135	101,502,592	100,922,834	94,177,863

JONES SODA CO. NON-GAAP RECONCILIATION (Unaudited, in thousands)
	Three months ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP net income (loss)	$(1,533)	$(1,627)	$(4,854)	$(6,404)
Stock based compensation	86	304	694	1,364
Interest income	(14)	(1)	(52)	(6)
Interest expense	-	-	-	377
Income tax expense, net	3	4	33	28
Depreciation and Amortization	17	15	63	66
Non-GAAP Adjusted EBITDA	$(1,441)	$(1,305)	$(4,116)	$(4,575)

________________________
1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).